ROYALTY PHARMA PRESS RELEASE

ROYALTY PHARMA REPORTS SECOND QUARTER 2021 RESULTS

- **Strong growth in net cash provided by operating activities (GAAP) and Adjusted Cash Flow[2]**
- **Announced transactions of up to $2.8 billion in 2021, including $2.1 billion* in upfront payments**
- **Increased 2021 guidance: Adjusted Cash Receipts[1] expected to be $2,080 to $2,120 million**

NEW YORK, NY, August 11, 2021 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the second quarter of 2021 and raised full-year 2021 guidance for Adjusted Cash Receipts[1] (a non-GAAP financial measure).

"Since our initial public offering a little more than a year ago, we have announced acquisitions totaling $4.7 billion, which is a testament to the strength of our business model and leadership position in the rapidly growing biopharma royalty funding market," said Pablo Legorreta, Royalty Pharma founder and Chief Executive Officer. "I am particularly excited by our recent strategic funding partnership with MorphoSys, which demonstrates the breadth of our funding capabilities and exemplifies the unique role that Royalty Pharma can play in M&A. We applied a similarly innovative approach to strengthening our balance sheet with our recent $1.3 billion debt offering, which includes our first-ever social bond, positioning us well to advance our mission of funding the development of innovative therapies. Lastly, we delivered solid financial performance in the second quarter of 2021 and are delighted to raise our full-year financial guidance."

Second quarter 2021 GAAP financial results demonstrate strong operating cash flow

- Net cash provided by operating activities increased to $532 million; net cash provided by investing activities increased to $126 million; net cash used in financing activities declined to $224 million.
- Total income and other revenues grew 9% to $555 million, primarily driven by newly acquired assets.

Second quarter 2021 non-GAAP financial results show continued business momentum

- Adjusted Cash Receipts[1] increased 3% to $475 million, driven by the CF franchise royalty receipts (+15% year/year), Biohaven payments and royalty acquisitions, partially offset by mature product royalty expirations.
- Adjusted Cash Flow[2] grew 16% to $429 million, reflecting a 90.2% margin.

Innovative MorphoSys transaction adds six potential cash flow streams to portfolio

- Further expands and diversifies portfolio with a royalty on Tremfya; four royalties on attractive development-stage therapies, including gantenerumab in Alzheimer's disease; and Development Funding Bonds.

Raising financial guidance for 2021

- Royalty Pharma now anticipates full-year 2021 Adjusted Cash Receipts[1] to be between $2,080 million and $2,120 million, excluding new transactions announced subsequent to the date of this release.
- Reflects recent royalty transactions and net $37 million payment related to Soliqua in the third quarter.

Financial Summary

	Three months ended June 30 (unaudited)		
($ and shares in millions)	2021	2020	Change
Net cash provided by operating activities (GAAP)	532	489	9%
Net cash provided/(used in) investing activities (GAAP)	126	(245)	(152)%
Net cash (used in)/provided by financing activities (GAAP)	(224)	1,579	(114)%
Total income and other revenues (GAAP)	555	511	9%
Adjusted Cash Receipts [1] (non-GAAP)	475	462	3%
Adjusted Cash Flow [2] (non-GAAP)	429	369	16%
Weighted average Class A shares outstanding – diluted	607	n/a	n/a

1

* Includes all upfront payments announced through the date of this press release.

ROYALTY PHARMA PRESS RELEASE

Second Quarter 2021 Financial Results

			Three months ended June 30 (unaudited)		
($ in millions)			2021	2020	Change
Net cash provided by operating activities (GAAP)			**532**	**489**	**9%**
Royalty Receipts:	**Marketer:**	**Therapeutic Area:**			
Cystic fibrosis franchise	Vertex	Rare disease	156	136	15%
Tysabri	Biogen	Neurology	92	93	0%
Imbruvica	AbbVie/J&J	Cancer	87	82	7%
Januvia, Janumet, Other DPP-IVs	Merck, others	Diabetes	39	35	13%
Xtandi	Pfizer, Astellas	Cancer	36	34	5%
Promacta	Novartis	Hematology	32	27	21%
HIV franchise	Gilead, others	Infectious disease	29	65	(56)%
Nurtec ODT/Biohaven payment*	Biohaven	Neurology	17	—	n/a
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Cancer	10	—	n/a
Farxiga/Onglyza	AstraZeneca	Diabetes	9	8	10%
Prevymis	Merck	Infectious disease	9	6	37%
Crysvita	Ultragenyx, Kyowa Kirin	Rare disease	4	3	50%
Emgality	Lilly	Neurology	4	2	59%
Erleada	Johnson & Johnson	Cancer	3	2	76%
Trodelvy	Gilead	Cancer	3	—	n/a
Evrysdi	Roche	Rare disease	3	—	n/a
IDHIFA	Bristol-Myers Squibb	Cancer	3	—	n/a
Orladeyo	BioCryst	Rare disease	1	—	n/a
Tazverik	Epizyme	Cancer	1	0	nm
Other products (3)			51	93	(46)%
Total royalty receipts			588	585	0%
Distributions to non-controlling interest			(112)	(123)	(9)%
Adjusted Cash Receipts(1) (non-GAAP)			**475**	**462**	**3%**

Amounts shown in the table may not add due to rounding.
*Includes royalty receipts for Nurtec of $1 million and the redemption of the Series A Biohaven Preferred Shares of $16 million (presented as proceeds from available for sale debt securities on the Statement of Cash Flows).

Net cash provided by operating activities (GAAP) was $532 million in the second quarter of 2021, an increase of 9%, compared to $489 million in the same period of 2020. The increase in the second quarter of 2021 resulted primarily from a decline in interest paid due to a change in the timing of interest payments from quarterly to semi-annually and higher cash collections from royalty assets. Payments for operating and professional costs in the second quarter of 2021 were slightly lower compared to the same period of 2020.

2

3 Total royalty receipts were $588 million in the second quarter of 2021, a slight increase compared to $585 million in the same period of 2020. Growth in the second quarter of 2021 was largely attributable to the performance of the cystic fibrosis franchise, fixed payments from Biohaven on the Series A Preferred Shares and the addition of new royalties, partially offset by a decrease in royalty receipts from the HIV franchise due to loss of exclusivity for Truvada and Atripla as well as a lower percentage of combination sales attributable to emtricitabine in the United States. Furthermore, in the three months ended June 30, 2020, a distribution from Avillion was received for the discontinuation of a product in development, which created a higher base of comparison. Drivers of royalty receipts in the second quarter of 2021 are discussed below, based on commentary from the marketers of the products underlying the royalties in the preceding quarter (as royalty receipts generally lag product performance by one calendar quarter). • Cystic fibrosis franchise: Royalty receipts from Vertex’s cystic fibrosis (CF) franchise, which includes Kalydeco, Orkambi, Symdeko/Symkevi and Trikafta/Kaftrio, all approved for patients with certain mutations causing cystic fibrosis, were $156 million in the second quarter of 2021, an increase of 15% compared to the same period of 2020. The increase was driven by growth in sales for the overall cystic fibrosis franchise resulting from the continued uptake of Trikafta in the United States and Kaftrio in Europe. • Tysabri: Royalty receipts from Tysabri, which is marketed by Biogen for the treatment of multiple sclerosis, were relatively unchanged at $92 million in the second quarter of 2021 compared to the same period of 2020. Patients on Tysabri increased, but sales declined primarily due to extra shipping days in the same period in 2020 and a pricing adjustment in Italy. • Imbruvica: Royalty receipts from Imbruvica, which is marketed by AbbVie and Johnson & Johnson for the treatment of blood cancers and chronic graft versus host disease, were $87 million in the second quarter of 2021, an increase of 7% compared to the same period of 2020, primarily driven by the continued penetration in patients with chronic lymphocytic leukemia and increased persistency, partially offset by lower new patient starts due to the COVID-19 pandemic and the impact of a COVID-19 inventory stocking benefit in the same period in 2020. • Januvia, Janumet, Other DPP-IVs: Royalty receipts from the DPP-IVs for type 2 diabetes, which include Januvia and Janumet, both marketed by Merck & Co., were $39 million in the second quarter of 2021, an increase of 13% compared to the same period of 2020. • Xtandi: Royalty receipts from Xtandi, which is marketed by Pfizer and Astellas for the treatment of prostate cancer, were $36 million in the second quarter of 2021, an increase of 5% compared to the same period of 2020, driven by demand across various prostate cancer indications. • Promacta: Royalty receipts from Promacta, which is marketed by Novartis for the treatment of chronic immune thrombocytopenia purpura (ITP) and aplastic anemia, were $32 million in the second quarter of 2021, an increase of 21% compared to the same period of 2020. Growth was driven by increased use in ITP and further uptake as a first-line treatment for severe aplastic anemia in the United States. • HIV franchise: Royalty receipts from the HIV franchise, which is based on products marketed by Gilead that contain emtricitabine, including Biktarvy, Genvoya and Truvada, among others, were $29 million in the second quarter of 2021, a decrease of 56% compared to the same period of 2020. This decrease was driven by a decline in sales volumes of Truvada and Atripla following loss of exclusivity in the United States in October 2020 as well as a lower percentage of combination sales attributable to emtricitabine in the United States.

4 • Nurtec ODT: Royalty receipts from Nurtec ODT, marketed by Biohaven for the acute treatment and prevention of migraine, were $1 million in the second quarter of 2021. In addition, as a result of the approval of Nurtec ODT in February 2020, Royalty Pharma received a $16 million fixed payment from Biohaven in the second quarter of 2021, the second of 16 consecutive quarterly payments to be received from Biohaven relating to the Series A Preferred Shares. • Cabometyx/Cometriq: Royalty receipts from Cabometyx/Cometriq, which is marketed by Exelixis, Ipsen and Takeda, were $10 million in the second quarter of 2021, driven by the uptake of Cabometyx in combination with Opdivo as a first-line treatment for patients with advanced renal cell carcinoma. Royalty Pharma acquired a royalty interest in Cabometyx/Cometriq in March 2021. • Additional highlights: ◦ Trodelvy: Royalty receipts from Trodelvy, marketed by Gilead for the treatment of metastatic triple negative breast cancer and metastatic urothelial cancer, were $3 million in the second quarter of 2021. ◦ Evrysdi: Royalty receipts from Evrysdi, marketed by Roche for the treatment of spinal muscular atrophy (SMA) in adults and children two months of age and older, were $3 million in the second quarter of 2021 with uptake observed across all SMA patient types. Distributions to non-controlling interest, which reduce royalty receipts to arrive at Adjusted Cash Receipts(1), were $112 million in the second quarter of 2021, a decrease of 9% compared to the same period of 2020, primarily due to maturing royalties that had a higher percentage contribution to NCI. Adjusted Cash Receipts(1) (non-GAAP) were $475 million in the second quarter of 2021, an increase of 3% compared to the same period of 2020, reflecting slightly higher royalty receipts and a decrease in distributions to non-controlling interest. Adjusted EBITDA(4) (non-GAAP) is comprised of Adjusted Cash Receipts less payments for operating and professional costs. In the second quarter of 2021, Adjusted EBITDA was $436 million, a 4% increase compared to Adjusted EBITDA(4) of $418 million in the second quarter of 2020, which was largely attributable to the following items: • Adjusted Cash Receipts(1) growth of 3% as compared to the same period in 2020 and; • Payments for operating and professional costs of $40 million (representing 8% of Adjusted Cash Receipts) compared to $44 million in the second quarter of 2020 (representing 10% of Adjusted Cash Receipts). Adjusted Cash Flow(2) (non-GAAP) is comprised of Adjusted EBITDA(4) less ongoing development-stage funding payments, net interest paid and miscellaneous other items. In the second quarter of 2021, Adjusted Cash Flow was $429 million, a 16% increase compared to Adjusted Cash Flow of $369 million for the same period of 2020. The increase primarily resulted from the growth in Adjusted Cash Receipts(1), lower net interest paid and lower investments in non-consolidated affiliates. Net interest received of $1 million in the second quarter of 2021 as compared to net interest paid of $31 million in the same period of 2020 resulted from a shift to semi-annual interest payments with the issuance of $6 billion of senior unsecured notes completed in September 2020. A more comprehensive discussion of the non-GAAP measures utilized by Royalty Pharma to manage its business can be found in the section of this press release entitled ‘Use of Non-GAAP Measures’.

5 Key Developments Relating to the Portfolio The key developments related to Royalty Pharma’s royalty interests are discussed below: • Oxlumo: In July 2021, Alnylam announced results from ILLUMINATE-C, a phase 3 open-label study of lumasiran in patients of all ages with advanced primary hyperoxaluria type 1 (PH1) associated with progressive decline in renal function. Results from the primary analysis at six months demonstrated a substantial reduction in plasma oxalate from baseline in patients (n=21) with advanced disease, including those on hemodialysis. The safety and tolerability profile of lumasiran following six months of treatment was encouraging across all ages, with no drug related serious adverse events (SAEs) and injection site reactions (ISRs) as the most common adverse event (AE). Based on these results, Alnylam announced that it plans to submit a sNDA for lumasiran with the U.S. Food and Drug Administration (FDA) and a Type II Variation with the European Medicines Agency (EMA) in late 2021. • Cabometyx: In August 2021, Exelixis announced that the FDA accepted for priority review the sNDA for Cabometyx for patients with previously treated radioactive iodine-refractory differentiated thyroid cancer with a Prescription Drug User Fee Act (PDUFA) action date of December 4, 2021. In June 2021, Exelixis and Ipsen announced results from COSMIC-312, a Phase 3 trial evaluating Cabometyx in combination with atezolizumab versus sorafenib in patients with previously untreated advanced hepatocellular carcinoma (HCC). The trial met one of its primary endpoints by demonstrating significant improvement in progression-free survival (PFS) at the planned primary analysis. However, a prespecified interim analysis was not statistically significant for the second primary endpoint of overall survival (OS). Based on preliminary OS data, Exelixis anticipates that the probability of reaching statistical significance at the time of the final analysis is low. The final OS analysis is currently anticipated in early 2022. Exelixis announced that it plans to present these results at a future medical meeting and discuss the results with FDA to determine next steps towards a potential regulatory submission for the combination regimen for patients with previously untreated advanced HCC. In May 2021, Exelixis announced results from cohort six of COSMIC-021, a Phase 1b trial evaluating Cabometyx in combination with atezolizumab in patients with locally advanced or metastatic solid tumors, including patients with metastatic castration-resistant prostate cancer (CRPC). In high-risk patients, the combination of Cabometyx and atezolizumab resulted in objective response rates of 27% and 18% per investigator assessment and Blinded Independent Radiology Committee, respectively. Exelixis intends to discuss the results with the U.S. FDA to determine next steps towards regulatory submission for patients with high-risk metastatic CRPC. • Cystic fibrosis franchise: In June 2021, Vertex announced that the FDA approved its supplemental New Drug Application (sNDA) to expand the use of Trikafta to include children ages six through eleven years old who have at least one F508del mutation in the cystic fibrosis transmembrane conductance regulator (CFTR) gene or a mutation in the CFTR gene that is responsive based on in vitro data. Vertex has also filed a regulatory submission for the use of Kaftrio in children ages 6 to 11 to the EMA. • Imbruvica: In June 2021, Phase 3 GLOW study results were announced for Imbruvica in combination with venetoclax for the treatment of first-line chronic lymphocytic leukemia (CLL) and small lymphocytic lymphoma (SLL) demonstrated superior progression-free survival versus chlorambucil plus obinutuzumab as a first-line treatment of CLL. The study also showed improved duration of remission and significantly improved depth of remission. AbbVie has indicated that approval could occur in 2022.

6 • Nurtec ODT: In May 2021, Biohaven announced that the FDA approved Nurtec ODT for preventive treatment of migraines in adult patients with less than 15 headache days per month. The approved product label was also expanded to include the use of up to 18 doses of Nurtec ODT per month, allowing for both acute and preventive therapy in the same patient. This approval is based on data from Study 305 and a long-term, open-label safety study (Study 201). • Xtandi: In May 2021, Astellas and Pfizer announced that the European Commission (EC) approved Xtandi for the treatment of patients with metastatic hormone-sensitive prostate cancer. • Tysabri: In April 2021, Biogen announced that the EC granted marketing authorization for a subcutaneous injection of Tysabri to treat relapsing-remitting multiple sclerosis. Biogen also announced that it had received a Complete Response Letter (CRL) from the FDA for its supplemental Biologic License Application (sBLA) for subcutaneous Tysabri. The CRL indicates that the FDA is unable to approve Biogen’s filing as submitted. Biogen has stated that it is evaluating the CRL and it will determine the next steps in the United States. • Trodelvy: In June 2021, Gilead announced superior outcomes to standard of care in second-line treatment of metastatic triple-negative breast cancer in Phase 3 ASCENT study. Trodelvy more than doubled overall survival as second-line treatment in new ASCENT subgroup analysis. In April 2021, Gilead announced that the FDA granted full approval to Trodelvy for adult patients with unresectable locally advanced or metastatic triple-negative breast cancer (TNBC) who have received two or more prior systemic therapies, at least one of them for metastatic disease. This approval is supported by data from the Phase 3 ASCENT study. In April 2021, Gilead announced that the FDA granted an accelerated approval of Trodelvy for use in adult patients with locally advanced or metastatic urothelial cancer who have previously received a platinum-containing chemotherapy and either a programmed death receptor-1 (PD-1) or a programmed death-ligand 1 (PD-L1) inhibitor. The accelerated approval was based on data from the international Phase 2, single-arm TROPHY study. • Orladeyo: In April 2021, BioCryst announced that the EC approved Orladeyo for the prevention of recurrent hereditary angiodema (HAE) attacks in HAE patients 12 years and older. Summary of Recent Royalty Acquisition Activity • MorphoSys: On July 15, 2021, Royalty Pharma entered into a long-term strategic funding partnership with MorphoSys AG (“MorphoSys”) to enable MorphoSys’ acquisition of Constellation Pharmaceuticals. Royalty Pharma agreed to provide funding to MorphoSys of up to $2.025 billion comprised of an upfront payment of $1.425 billion, additional milestone payments of up to $150 million, access to capital of up to $350 million (“Development Funding Bonds’’) and the purchase of $100 million of ordinary shares. The Development Funding Bonds provide MorphoSys with the flexibility to draw capital over a one-year period from the close of the acquisition with a minimum draw of $150 million. The funding partnership is anchored by Royalty Pharma’s acquisition of MorphoSys’ rights to receive future royalties on Janssen’s Tremfya (guselkumab), which is approved for the treatment of adults living with moderate to severe plaque psoriasis, and for adults with active psoriatic arthritis (2020 worldwide sales: $1.347 billion). In addition, Royalty Pharma will acquire the rights to receive royalties and certain milestone payments on four development-stage therapies (gantenerumab, otilimab, pelabresib and CPI- 0209).

7 • Oxlumo: In April 2021, Royalty Pharma announced that it acquired a royalty interest in Oxlumo (lumasiran) from Dicerna Pharmaceuticals for an upfront cash payment of $180 million and up to $60 million in contingent sales- based milestone payments. Oxlumo, which has been approved by the FDA and EMA for the treatment of primary hyperoxaluria (PH) type 1, is marketed by Alnylam Pharmaceuticals. Liquidity and Capital Resources • As of June 30, 2021, Royalty Pharma had cash, cash equivalents and marketable securities in the amount of $2.0 billion and long-term debt with principal value of $6.0 billion. • In July 2021, Royalty Pharma completed a $1.3 billion issuance of senior unsecured notes (2021 Notes), including its first ever social bond. The 2021 Notes are comprised of $600 million principal amount of notes due September 2031 (Social Bond) and $700 million principal amount of notes due September 2051 (2051 Notes) at a weighted- average coupon of 2.8% and pay interest semi-annually, with the initial interest payment occurring in March 2022. This transaction extended Royalty Pharma’s weighted-average maturity to 13.3 years as of July 26, 2021 and modestly increased total weighted-average cost of debt to 2.24% on a pro-forma basis. • On July 15, 2021, Royalty Pharma entered into a long-term strategic funding partnership with MorphoSys AG to enable MorphoSys’ acquisition of Constellation Pharmaceuticals. This transaction resulted in a cash outflow of $1.525 billion comprised of the $1.425 billion upfront payment and the purchase of $100 million of MorphoSys ordinary shares, which will be reflected in Royalty Pharma’s third quarter results. 2021 Financial Outlook Royalty Pharma has updated its guidance for full-year 2021 as follows: Provided August 11, 2021 Adjusted Cash Receipts(1) (non-GAAP) excluding new transactions announced after the date of this release $2,080 million to $2,120 million (previously $1,940 million to $1,980 million) This Adjusted Cash Receipts(1) guidance includes a $37 million milestone payment (net of the distribution to non-controlling interest) related to Soliqua performance which is expected to be paid in the third quarter of 2021. Royalty Pharma also expects payments for operating and professional costs to be approximately 9% to 10% of Adjusted Cash Receipts in 2021. Royalty Pharma expects interest paid to be approximately $130 million for the full year of 2021. Based on the semi-annual interest payment schedule of Royalty Pharma’s existing bonds, interest paid is anticipated to be $64 million in the third quarter with a de minimis amount recorded in the fourth quarter. The projection assumes no additional debt financing in 2021. Royalty Pharma anticipates the first semi-annual interest payment on the 2021 Notes to be due in March 2022 and to increase annual interest paid by approximately $36 million, resulting in total expected interest paid to be approximately

8 $170 million in 2022. Additionally, Royalty Pharma expects other income, net, to reflect a $16 million one-time cash payment in the third quarter of 2021 related to the bond offering. Royalty Pharma today provides this guidance based on its most up-to-date view on its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma may amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company. Royalty Pharma has not reconciled its non-GAAP 2021 guidance to the most directly comparable GAAP measure, net cash provided by operating activities, at this time due to the inherent difficulty in accurately forecasting and quantifying certain amounts that are necessary for such reconciliation, including, primarily, payments for operating and professional costs, distributions from non-consolidated affiliates and interest received. Royalty Pharma is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to project net cash provided by operating activities at this time. Financial Results Call Royalty Pharma will host a conference call and simultaneous webcast to discuss this financial results release today at 8:00 a.m., Eastern Time. A live webcast may be accessed from the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/news-and-events/events. Please allow at least five minutes to register and access the presentation. A replay of the conference call and webcast will be archived on the company's website for at least 30 days. To ask a question during the live broadcast or listen without internet access, please dial in at least 15 minutes in advance to ensure a timely connection to the call. The conference call can be accessed live over the phone for U.S. callers by dialing (833) 519-1253, or for international callers by dialing +1 (914) 800-3826. The passcode to access the conference call is 1190246. About Royalty Pharma plc Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and not-for-profits through small- and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 45 commercial products, including AbbVie and Johnson & Johnson’s Imbruvica, Astellas’ and Pfizer’s Xtandi, Biogen’s Tysabri, Johnson & Johnson’s Tremfya, Gilead’s Trodelvy, Merck’s Januvia, Novartis’ Promacta, Vertex’s Kalydeco, Orkambi, Symdeko and Trikafta, and nine development-stage product candidates. Forward-Looking Statements The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the

9 information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof. This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma's strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma's performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law. Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company's own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source. For further information, please reference Royalty Pharma's reports and documents filed with the U.S. Securities and Exchange Commission ("SEC") by visiting EDGAR on the SEC's website at www.sec.gov. Use of Non-GAAP Measures Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to Royalty Pharma's GAAP financial performance. These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because operating performance is a function of liquidity, the non-GAAP measures used by management are presented and defined as supplemental liquidity measures. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP measures Royalty Pharma uses in the same manner. Royalty Pharma compensates for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being net cash provided by operating activities. Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about its operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these

10 measures reflect the core cash collections and cash charges comprising its operating results. Management strongly believes that Royalty Pharma's significant operating cash flow is one of the attributes that attracts potential investors to its business. In addition, Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Both measures are an indication of the strength of the company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, voluntary debt repayments, dividends and other discretionary investments. Further, these non-GAAP financial measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities. Management believes that Adjusted EBITDA is an important non-GAAP measure in analyzing liquidity and is a key component of certain material covenants contained within the company’s credit agreement. Noncompliance with the interest coverage ratio and leverage ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these financial covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of Royalty Pharma's liquidity. Management uses Adjusted Cash Flow to evaluate its ability to generate cash and performance of the business and to evaluate the company’s performance as compared to its peer group. Management also uses Adjusted Cash Flow to compare its performance against non-GAAP adjusted net income measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. Royalty Pharma believes that non-GAAP financial measures, including Adjusted Cash Flow, are frequently used by securities analysts, investors and other interested parties to evaluate companies in Royalty Pharma's industry. The non-GAAP financial measures used in this press release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma's results as reported under GAAP. The company has provided a reconciliation of each non-GAAP financial measure, except for its non-GAAP outlook to the most directly comparable GAAP financial measure, in each case being net cash provided by operating activities at Table 5. Royalty Pharma Investor Relations and Communications +1 (212) 883-6772 ir@royaltypharma.com

11 Royalty Pharma plc Condensed Consolidated Income Statement (unaudited) Table 1 Three months ended June 30 ($ in millions) 2021 2020 Income and other revenues: Income from financial royalty assets 503 474 Revenue from intangible royalty assets 40 33 Other royalty income 11 3 Total income and other revenues 555 511 Operating expenses: Provision for changes in expected cash flows from financial royalty assets (244) 47 Research and development funding expense 3 6 Amortization of intangible royalty assets 6 6 General and administrative expenses 45 43 Total operating (income)/expenses (190) 102 Operating income 745 409 Other (income)/expense: Equity in earnings of non-consolidated affiliates (18) (29) Interest expense 37 34 Other income, net (82) (198) Total other income, net (62) (193) Consolidated net income before tax 807 602 Income tax expense — — Consolidated net income 807 602 Less: Net income attributable to non-controlling interest (366) (160) Net income attributable to controlling interest 441 442 Amounts may not add due to rounding.

12 Royalty Pharma plc Selected Balance Sheet Data (unaudited) Table 2 ($ in millions) As of June 30, 2021 As of December 31, 2020 Cash and cash equivalents 1,142 1,009 Marketable securities 843 983 Total financial royalty assets, net 13,529 12,955 Total assets 16,515 16,020 Long-term debt 5,826 5,817 Total liabilities 6,110 6,124 Total shareholders’ equity 10,405 9,896

13 Royalty Pharma plc Condensed Consolidated Statements of Cash Flows (unaudited) Table 3 Three months ended June 30 Six months ended June 30 ($ in millions) 2021 2020 2021 2020 Cash flows from operating activities: Cash collections from financial royalty assets 520 515 1,094 1,004 Cash collections from intangible royalty assets 39 35 75 70 Other royalty cash collections 7 8 14 9 Distributions from non-consolidated affiliates 5 12 22 32 Interest received 1 1 2 4 Derivative collateral received 11 — 11 45 Derivative collateral posted (9) — (9) — Termination payments on derivative instruments — — — (35) Ongoing development-stage funding payments (3) (6) (6) (13) Payments for operating and professional costs (40) (44) (82) (70) Interest paid — (32) (65) (83) Net cash provided by operating activities 532 489 1,058 960 Cash flows from investing activities: Distributions from non-consolidated affiliates 1 15 1 15 Investments in non-consolidated affiliates (9) (16) (17) (29) Purchases of equity securities — — — (50) Proceeds from equity securities 109 — 109 — Purchases of available for sale debt securities (18) — (35) — Proceeds from available for sale debt securities 16 — 31 — Purchases of marketable securities (223) — (728) (704) Proceeds from sales and maturities of marketable securities 449 231 869 336 Acquisitions of financial royalty assets (181) (475) (684) (575) Milestone payments (19) — (19) — Net cash provided by/(used in) investing activities 126 (245) (473) (1,007) Cash flows from financing activities: Distributions to shareholders/unitholders — (144) — (285) Distributions to non-controlling interest (112) (123) (238) (285) Distributions to non-controlling interest- other (50) (28) (87) (28) Dividends to shareholders (73) — (139) — Contributions from non-controlling interest- R&D 2 4 4 5 Contributions from non-controlling interest- other 8 0 9 30 Scheduled repayments of long-term debt — (47) — (94) Repayments of long-term debt — — — (5,170) Proceeds from issuance of long-term debt — — — 6,040 Debt issuance costs and other — (1) — (9) Proceeds from issuance of Class A ordinary shares upon IPO, net of offering costs — 1,918 — 1,918 Net cash (used in)/provided by financing activities (224) 1,579 (451) 2,122 Net change in cash and cash equivalents 433 1,823 134 2,075 Cash and cash equivalents, beginning of period 709 498 1,009 246 Cash and cash equivalents, end of period 1,142 2,322 1,142 2,322 Amounts may not add due to rounding.

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Non-GAAP Financial Measures (unaudited)
Table 4

($ in millions)	Three months ended June 30 2021	2020	Change
Net cash provided by operating activities (GAAP)	532	489	9%
Products:			
Cystic fibrosis franchise	156	136	15%
Tysabri	92	93	0%
Imbruvica	87	82	7%
Januvia, Janumet, Other DPP-IVs	39	35	13%
Xtandi	36	34	5%
Promacta	32	27	21%
HIV franchise	29	65	(56)%
Nurtec ODT / Biohaven payment*	17	—	n/a
Cabometyx/Cometriq	10	—	n/a
Farxiga/Onglyza	9	8	10%
Prevymis	9	6	37%
Crysvita	4	3	50%
Emgality	4	2	59%
Erleada	3	2	76%
Trodelvy	3	—	n/a
Evrysdi	3	—	n/a
IDHIFA	3	—	n/a
Orladeyo	1	—	n/a
Tazverik	1	0	nm
Other products[3]	51	93	(46)%
Total royalty receipts	**588**	**585**	**0%**
Distributions to non-controlling interest	(112)	(123)	(9)%
Adjusted Cash Receipts (non-GAAP)[1]	**475**	**462**	**3%**
Payments for operating and professional costs	(40)	(44)	(10)%
Adjusted EBITDA (non-GAAP)[4]	**436**	**418**	**4%**
Ongoing development-stage funding payments	(3)	(6)	(46)%
Interest received/(paid), net	1	(31)	(103)%
Other	2	—	n/a
Investments in non-consolidated affiliates	(9)	(16)	(46)%
Contributions from non-controlling interest- R&D	2	4	(46)%
Adjusted Cash Flow (non-GAAP)[2]	**429**	**369**	**16%**

Amounts may not add due to rounding.

*Includes royalty receipts for Nurtec of $1 million and the redemption of the Series A Biohaven Preferred Shares of $16 million (presented as proceeds from available for sale debt securities on the Statement of Cash Flows).

14

15 Royalty Pharma plc GAAP to Non-GAAP Reconciliation (unaudited) Table 5 Three months ended June 30 ($ in millions) 2021 2020 Net cash provided by operating activities (GAAP) 532 489 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 — Distributions from non-consolidated affiliates - investing(6) 1 15 Interest (received)/paid, net(6) (1) 31 Ongoing development-stage funding payments(7) 3 6 Payments for operating and professional costs 40 44 Distributions to non-controlling interest(6) (112) (123) Derivative collateral received, net(6) (2) — Adjusted Cash Receipts (non-GAAP)(1) 475 462 Net cash provided by operating activities (GAAP) 532 489 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 — Distributions from non-consolidated affiliates - investing(6) 1 15 Interest (received)/paid, net(6) (1) 31 Ongoing development-stage funding payments(7) 3 6 Distributions to non-controlling interests(6) (112) (123) Derivative collateral received, net(6) (2) — Adjusted EBITDA (non-GAAP)(4) 436 418 Net cash provided by operating activities (GAAP) 532 489 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 — Distributions from non-consolidated affiliates - investing(6) 1 15 Distributions to non-controlling interests(6) (112) (123) Investment in non-consolidated affiliates(6)(8) (9) (16) Contribution from non-controlling interest- R&D(6) 2 4 Adjusted Cash Flow (non-GAAP)(2) 429 369 Amounts may not add due to rounding.

16 Notes (1) Adjusted Cash Receipts is a measure calculated with inputs directly from the Statement of Cash Flows and includes (1) royalty receipts: (i) cash collections from royalty assets (financial assets and intangible assets), (ii) Other royalty cash collections, (iii) Distributions from non-consolidated affiliates, plus (2) Proceeds from available for sale debt securities, and less (3) Distributions to non-controlling interest, which represents contractual distributions to historical non-controlling interest attributable to a de minimis interest in RPCT held by certain legacy investors and to a new non- controlling interest that was created as a result of the Exchange Offer Transactions in February 2020 related to the Legacy Investors Partnerships’ ownership of approximately 18% in Old RPI. See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 24, 2021 for additional discussion. See GAAP to Non-GAAP reconciliation at Table 5. (2) Adjusted Cash Flow is defined as Adjusted EBITDA less (1) Ongoing development-stage funding payments, (2) interest paid, net of interest received, (3) other (including Derivative collateral posted, net of Derivative collateral received and Termination payments on derivative instruments) and (4) Investments in non-consolidated affiliates, and plus (1) Contributions from non-controlling interest- R&D, all directly reconcilable to the Statement of Cash Flows. See GAAP to Non-GAAP reconciliation at Table 5. (3) Other products primarily include royalties on the following products: Letairis, Lyrica, Cimzia, Lexiscan, Mircera, Nesina, Priligy, Soliqua, contributions from the Legacy SLP Interest and a distribution from Avillion in respect of the Merck KGaA Asset, for which development ceased in 2020, and for which the receipt is presented as Distributions received from non-consolidated affiliates in both the operating and investing section of the Statement of Cash Flows. (4) Adjusted EBITDA is important to lenders and is defined under the credit agreement as Adjusted Cash Receipts less payments for operating and professional costs. Operating and professional costs are comprised of Payments for operating and professional costs from the Statement of Cash Flows. See GAAP to Non-GAAP reconciliation at Table 5. (5) Receipts from the redemption of Royalty Pharma’s Series A Biohaven Preferred Shares are presented as Proceeds from available for sale debt securities on the Statement of Cash Flows. (6) The table below shows the line item for each adjustment and the direct location for such line item on the Statement of Cash Flows. Reconciling adjustment Statement of Cash Flows classification Proceeds from available for sale debt securities Investing activities Investments in non-consolidated affiliates Investing activities Distributions to non-controlling interest Financing activities Interest (received)/paid, net Operating activities (Interest paid less Interest received) Derivative collateral received, net Operating activities (Derivative collateral received less Derivative collateral posted) Contributions from non-controlling interest- R&D Financing activities Distributions from non-consolidated affiliates - investing Investing activities (7) Royalty Pharma’s lenders consider all payments made to support R&D activities for products undergoing late-stage development similar to asset acquisitions as these funds are expected to generate operational returns in the future. All ongoing and upfront development-stage funding payments are reported in R&D funding expense in net income and are added back in aggregate to Net cash provided by operating activities to arrive at Adjusted EBITDA. As a result, Adjusted EBITDA captures the full add-back for R&D funding payments while Adjusted Cash Flow only reflects the add- back for the upfront portion of development-stage funding payments due to the fact that ongoing development-stage funding payments are considered an ongoing business expense. (8) Royalty Pharma considers all payments to fund its operating joint ventures that are performing R&D activities for products undergoing late-stage development similar to asset acquisitions as these funds are expected to generate operational returns in the future. As a result, amounts funded through capital calls by Royalty Pharma’s equity method investees, the Avillion entities, are deducted to arrive at Adjusted Cash Flow, but are not deducted in Adjusted EBITDA. (9) In connection with its IPO, Royalty Pharma consummated an exchange offer on February 11, 2020 (the “Exchange Date”). The exchange offer transaction together with (i) the concurrent incurrence of indebtedness under Royalty Pharma’s new credit facility and (ii) the issuance of additional interests in RPI US Partners 2019, LP, a Delaware limited partnership, RPI International Holdings 2019, LP, (together, the “Continuing Investors Partnerships”) to satisfy performance payments payable in respect of assets acquired prior to the date of the IPO are referred to as the “Exchange Offer Transactions.” Prior to, and as a condition precedent to the closing of the IPO, various reorganization transactions became effective, including the following: a. the Exchange Offer Transactions (as described above); and b. the execution of a new management agreement with the Manager (the “Management Agreement”). See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 24, 2021 for additional discussion.